On June 6, 2001, Peoples First Financial Corp, being the sole shareholder of Peoples National Bank of Susquehanna County, adopted an amendment to the Articles of Association of the Bank changing the name of the Bank to Peoples National Bank. In a letter dated June 22, 2001, the Office of the Controller of the Currency amended its records to reflect this name change.